Exhibit 99.6

Exchange Offer and Consent Solicitation by Banca Carige S.p.A. — Cassa di Risparmio di Genova e Imperia in respect of its outstanding: (i) €100,000,000 Tier 2 Subordinated Fixed/Floating Rate Notes due 19 June 2018; (ii) €50,000,000 Tier 2 Subordinated 5.70 per cent. Notes due 17 September 2020; (iii) €200,000,000 Tier 2 Subordinated 7.321 per cent. Notes due 20 December 2020; and (iv) €160,000,000 8.338 per cent. Perpetual Subordinated Fixed/Floating Rate Notes, and Issuance of 5 per cent. Senior Notes with a maturity of five years from their Issue Date.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS DOCUMENT (SEE “OFFER AND DISTRIBUTION RESTRICTIONS” BELOW).

29 September 2017. Banca Carige S.p.A. — Cassa di Risparmio di Genova e Imperia (the “Issuer” and the “Bank”) hereby announces an invitation to the holders of each series of the outstanding (i) €100,000,000 Tier 2 Subordinated Fixed/Floating Rate Notes due 19 June 2018 (the “2018 Notes”), (ii) €50,000,000 Tier 2 Subordinated 5.70 per cent. Notes due 17 September 2020 (the “September 2020 Notes”), (iii) €200,000,000 Tier 2 Subordinated 7.321 per cent. Notes due 20 December 2020 (the “December 2020 Notes”) and (iv) €160,000,000 8.338 per cent. Perpetual Subordinated Fixed/Floating Rate Notes (the “Perpetual Notes”) (each a “Series” and together, the “Existing Notes”), subject to the Offer and Distribution Restrictions set out herein, to offer to exchange any and all of their Existing Notes for 5 per cent. Senior Notes with a maturity of five years from their Issue Date to be issued by the Issuer under its €5,000,000,000 Euro Medium Term Note Programme (the “New Notes”) on the terms and subject to the conditions set out in the information memorandum dated 29 September 2017 (the “Information Memorandum”) prepared in connection with the Offers. Capitalised terms used herein but not defined have the meanings given to them in the Information Memorandum.

Each Noteholder whose Existing Notes are accepted by the Issuer for exchange pursuant to the Exchange Offer will receive on the Settlement Date, subject to the Successful Outcome of the Capital Raising and satisfaction or waiver by the Issuer of the Exchange Offer Condition in respect of every Series of Existing Notes, an aggregate nominal amount of New Notes, in case it is an Eligible Noteholder, or the Cash Amount, in case it is an Ineligible Noteholder, calculated by the application of the relevant Early Participation Exercise Ratio or relevant Exercise Ratio, as applicable, to the aggregate nominal amount of its Existing Notes as further described herein.

Concurrently with the Exchange Offer, the Issuer is inviting all Noteholders, subject to the Offer and Distribution Restrictions set out herein, to consider and, if thought fit, approve the Proposals at meetings of the Noteholders of each Series of Existing Notes (each such meeting, a “Meeting” and together, the “Meetings”) by means of an Extraordinary Resolution of the Noteholders of each Series, all as further described in this Information Memorandum (such invitation, the “Consent Solicitation”).

The Proposals include amongst other things modification of the terms and conditions of each Series of Existing Notes (the “Existing Notes Conditions”) to insert a mandatory cancellation condition (the “Mandatory Cancellation”) pursuant to which, subject to the Successful Outcome of the Capital Raising and following satisfaction or waiver by the Issuer of the Consent Condition in respect of all Series of Existing Notes, all of the outstanding Existing Notes of each Series that have not been exchanged for New Notes pursuant to the Exchange Offer (the “Unexchanged Notes”) shall be cancelled and all of the Issuer’s liabilities and obligations to Noteholders under the Unexchanged Notes shall be irrevocably cancelled and released, in each case in consideration of (i) the delivery to Eligible Noteholders of an aggregate nominal amount of New Notes determined in accordance with the relevant Early Participation Exercise Ratio or relevant Exercise Ratio, as applicable; and (ii) the delivery to Ineligible Noteholders of an amount in cash equivalent to the aggregate nominal amount of New Notes, determined in accordance with the relevant Early Participation Exercise Ratio or relevant Exercise Ratio, as applicable, that such Ineligible Noteholder would have been entitled to receive pursuant to the Exchange Offer or the Mandatory Cancellation if it had been an Eligible Noteholder (the “Cash Amount”), in each case to be calculated as further described herein.

An “Eligible Noteholder” is a Noteholder who upon submission of the relevant Exchange Instruction or Consent Instruction holds a sufficient aggregate nominal amount of Existing Notes of an individual Series (the “Minimum Exchange Amount”) such that after the application of the relevant Early Participation Exercise Ratio or the relevant Exercise Ratio, as applicable, to the aggregate nominal amount of its Existing Notes it will be eligible to receive at least €100,000 in aggregate nominal amount of New Notes on the Settlement Date.

Subject to the Successful Outcome of the Capital Raising and the satisfaction or waiver of the Exchange Offer Condition and/or the Consent Condition (as applicable) in respect of every Series of Existing Notes, Noteholders whose Existing Notes are accepted for exchange pursuant to the Exchange Offer or cancelled pursuant to the Mandatory Cancellation shall also receive Accrued Interest (other than in respect of the Perpetual Notes) as part of their consideration in the form of New Notes (plus a Rounding Amount, where applicable), in the case of Eligible Noteholders, or in the form of cash, in the case of Ineligible Noteholders, on the Settlement Date, in each case to be calculated as further described herein.

The Exchange Offer and the Consent Solicitation, together with the Capital Raising, are component parts of a recapitalisation transaction in respect of the Issuer and are subject to certain conditions. The Exchange Offer and the Consent Solicitation are subject to the Successful Outcome of the Capital Raising. The Exchange Offer is subject to the Exchange Offer Condition and the Consent Solicitation is subject to the Consent Condition.

Description of the Notes	ISIN	Outstanding Nominal Amount	Early Participation Exercise Price[1]	Exercise Price[1]	Early Participation Exercise Ratio / Exercise Ratio[2]	New Notes
€100,000,000 Tier 2 Subordinated Fixed/Floating Rate Notes due 19 June 2018 (the “2018 Notes”)	XS0372143296	€100,000,000	€700	€650	70% / 65%	5 per cent. Senior Notes with a maturity of five years from their Issue Date to be issued under the Issuer’s €5,000,000,000 Euro Medium Term Note Programme
€50,000,000 Tier 2 Subordinated 5.70 per cent. Notes due 17 September 2020 (the “September 2020 Notes”)	XS0542283097	€50,000,000	€700	€650	70% / 65%
€200,000,000 Tier 2 Subordinated 7.321 per cent. Notes due 20 December 2020 (the “December 2020 Notes”)	XS0570270370	€200,000,000	€700	€650	70% / 65%
€160,000,000 8.338 per cent. Perpetual Subordinated Fixed/Floating Rate Notes (the “Perpetual Notes”)	XS0400411681	€160,000,000	€300	€250	30% / 25%

[1]	Amount per €1,000 in nominal amount of Existing Notes.
[2]	Accrued Interest on the Existing Notes (other than the Perpetual Notes) shall also be paid as described herein.

Accrued Interest

The Accrued Interest to be paid to Eligible Noteholders will be paid in the form of New Notes (save in respect of any Rounding Amount) and the Accrued Interest to be paid to Ineligible Noteholders will be paid in cash, in each case on the Settlement Date.

Key Terms of the Offer

The Exchange Offer and the Consent Solicitation commence on the date of the Information Memorandum. The deadline for receipt by the Exchange and Tabulation Agent of (i) Exchange Instructions from Noteholders wishing to offer Existing Notes for exchange pursuant to the Exchange Offer; and (ii) Consent Instructions from Noteholders wishing to vote in favour of the relevant Extraordinary Resolution is 4.00 p.m. (CET) on 18 October 2017 (the “Expiration Deadline”) . In order to be eligible to receive New Notes or the Cash Amount, as applicable, calculated in accordance with the relevant Early Participation Exercise Ratio pursuant to the

Exchange Offer or the Mandatory Cancellation, a Noteholder’s Exchange Instruction or Consent Instruction, as applicable, must be received by the Exchange and Tabulation Agent by 4.00 p.m. (CET) on 11 October 2017 (the “Early Instruction Deadline”).

A.    The Exchange Offer

The acceptance by the Issuer of Existing Notes for exchange pursuant to the Exchange Offer is subject to the Successful Outcome of the Capital Raising and the passing of the relevant Extraordinary Resolution in respect of every Series of Existing Notes (the “Exchange Offer Condition”).

If the Issuer decides to accept valid offers of Existing Notes for exchange pursuant to the Exchange Offer, the Issuer will accept for exchange all of the Existing Notes of a Series that are the subject of the Exchange Offer and validly offered for exchange and there will be no scaling of any offers of Existing Notes of any Series for exchange.

B.    The Consent Solicitation

The implementation of the Proposals and resulting Mandatory Cancellation in respect of each Series of Existing Notes is conditional on the Successful Outcome of the Capital Raising and subject to satisfaction or waiver by the Issuer of the passing of the relevant Extraordinary Resolution in respect of every Series of Existing Notes (the “Consent Condition”).

C.    The Capital Raising

The Exchange Offer and Consent Solicitation (together, the liability management exercise or “LME”) is being made in the context of a share capital increase of the Issuer resolved upon by the extraordinary shareholders meeting on 28 September 2017 and announced to the public by way of a press release on 28 September 2017 (the “Capital Raising”) and is conditional upon the Successful Outcome of the Capital Raising. The LME and the Capital Raising are part of a broader series of transactions aimed at strengthening the Issuer’s own funds in accordance with the decisions and guidance of the European Central Bank (“ECB”) imparted following the ECB’s annual supervisory review and evaluation process (“SREP”) in relation to the Issuer in 2016. Upon completion of the SREP, on 9 December 2016 the ECB issued its final decision (“SREP Decision”), whereby it required the Issuer, among others, to decrease, gradually through the end of 2019, its exposure to non-performing loans (“NPLs”), and to maintain certain capital ratios.

To constitute a “Successful Outcome of the Capital Raising” for the purposes of the Exchange Offer Conditions and the Consent Conditions, subscriptions shall have been received to the Capital Raising for an amount at least equal to Euro 500,000,000.

D.    Terms applicable to the Exchange Offer and Consent Solicitation

In order to be eligible to receive New Notes pursuant to the Exchange Offer or the Mandatory Cancellation, a Noteholder must be an Eligible Noteholder. An Eligible Noteholder is a Noteholder who at the time of the submission of an Exchange Instruction or Consent Instruction, as applicable, is the Beneficial Owner of an aggregate nominal amount of Existing Notes which is equal to or greater than the Minimum Exchange Amount.

Ineligible Noteholders will instead receive the Cash Amount. An Ineligible Noteholder is a Noteholder who does not hold the Minimum Exchange Amount.

In respect of a Series, the Minimum Exchange Amount is the minimum aggregate nominal amount of such individual Series that a Noteholder needs to hold in order that, after the application of the relevant Early Participation Exercise Ratio or the relevant Exercise Ratio, as applicable, to its Existing Notes it will be eligible to receive at least €100,000 in aggregate nominal amount of New Notes on the Settlement Date.

Subject to the Exchange Offer Condition or the Consent Condition, as applicable, the relevant Early Participation Exercise Ratio will be applied to the Existing Notes of all Noteholders who have delivered an Exchange Instruction and/or a Consent Instruction which have been validly received by the Exchange and Tabulation Agent on or prior to the Early Instruction Deadline, neither of which is subsequently revoked (in the limited circumstances in which such revocation is permitted), to calculate the amount of New Notes to be delivered or Cash Amount to be paid, as applicable, on the Settlement Date to each Noteholder. The relevant Exercise Ratio will be applied to Existing Notes on exchange or Mandatory Cancellation in all other circumstances.

To be eligible to receive an amount of New Notes or the Cash Amount, as applicable, calculated in accordance with the relevant Early Participation Exercise Ratio pursuant to the Exchange Offer or the Mandatory Cancellation, each Noteholder who submits an Exchange Instruction or Consent Instruction must not attend, or seek to attend, the relevant Meeting in respect of its Series of Existing Notes in person or make any other arrangements to be represented at such Meeting (other than by way of its Exchange Instruction or Consent Instruction). Noteholders may choose to attend and vote at a Meeting in person or to make other arrangements to be represented or to vote at such Meeting in accordance with the relevant provisions for Meetings of Noteholders set out in the Agency Agreement relating to such Series (the “Meeting Provisions”) without submitting an Exchange Instruction or Consent Instruction. However, any such Noteholder will not be eligible to receive an amount of New Notes or the Cash Amount, as applicable, calculated in accordance with the relevant Early Participation Exercise Ratio, irrespective of whether such Noteholder has also delivered an Exchange Instruction or Consent Instruction or such other arrangements are made on or prior to the Early Instruction Deadline.

The New Notes will be issued under the Programme and accordingly the New Notes Conditions will apply thereto, together with the draft Final Terms contained in Annex II (Draft Final Terms) to the Information Memorandum. The New Notes are expected to be admitted to the official list of the Luxembourg Stock Exchange (the “Official List”) and to trading on the regulated market of the Luxembourg Stock Exchange (the “Luxembourg Stock Exchange”).

The New Notes will bear interest at a fixed rate of 5 per cent., which will be paid on an annual basis until their maturity date falling five years after their Issue Date. The issue price of the New Notes will be 100 per cent. The aggregate nominal amount of the New Notes will be determined as soon as reasonably practicable after the Meetings. All other terms of the New Notes will be as set out in Annex II (Draft Final Terms).

Expected Timetable of Events

The times and dates below are indicative only.

Events	Times and Dates
Launch Date of the Exchange Offer and the Consent Solicitation

The Exchange Offer and the Consent Solicitation announced and the Notice of Meetings delivered by way of submission to the Clearing Systems for communication to Direct Participants and via the website of the Luxembourg Stock Exchange.

29 September 2017

Documents referred to under “General” in the Notices of Meetings available from the Exchange and Tabulation Agent.

Early Instruction Deadline

Deadline for receipt by the Exchange and Tabulation Agent of valid Exchange Instructions and/or Consent Instructions in favour of the relevant Extraordinary Resolution from Noteholders for such Noteholders to be eligible for the application of the relevant Early Participation Exercise Ratio to their Existing Notes in the Exchange Offer or on Mandatory Cancellation, as applicable.

4.00 p.m. (CET) on 11 October 2017

Expiration Deadline

Final deadline for receipt by the Exchange and Tabulation Agent of valid Exchange Instructions and/or Consent Instructions from Noteholders in favour of the relevant Extraordinary Resolution in order for such Noteholders to be able to participate in the Exchange Offer and/or the Consent Solicitation, as applicable.

4.00 p.m. (CET) on 18 October 2017

This will also be the deadline for making any other arrangements to attend or be represented or to vote at a Meeting, both initial and adjourned, as the case may be. However, Noteholders making such other arrangements will not be eligible for the application of the relevant Early Participation Exercise Ratio to their Existing Notes irrespective of whether such arrangements are made prior to the Early Instruction Deadline, and instead the relevant Exercise Ratio will be applicable.

Meetings

Meetings to be held at the offices of Banca Carige S.p.A. – Cassa di Risparmio di Genova e Imperia, at Via Cassa di Risparmio, 15, 16123 Genoa (Italy) with the first Meeting relating to the 2018 Notes and subsequent Meetings relating to each other Series (in order of ascending ISIN number).

Initial Meeting

From 5 p.m. (CET) on 21 October 2017 with subsequent Meetings being held at 15 minute intervals thereafter or after the completion of the preceding Meeting (whichever is later)

Adjourned meeting

If a Meeting is not quorate on the date stated above for the Initial Meeting, such Meeting shall stand adjourned on 6 November 2017, from 5 p.m. (CET) with subsequent Meetings being held at 15 minute intervals thereafter or after the completion of the preceding Meeting (whichever is later)

Announcement of Indicative Results

Announcement by the Issuer of:

a)      the results of the Meetings and whether the Extraordinary Resolutions are passed in respect of every Series; and

b)      a non-binding indication as to whether to accept valid offers of Existing Notes for exchange pursuant to the Exchange Offer subject to the Successful Outcome of the Capital Raising and satisfaction of the Exchange Offer Condition and, if so accepted, the final aggregate nominal amount of (i) Existing Notes of each Series accepted for exchange; and (ii) New Notes to be issued.

As soon as reasonably practicable after the Meetings

Execution of the Supplemental Agency Agreements

The date on which the Supplemental Agency Agreements are expected to be executed if the Extraordinary Resolutions are approved by Noteholders and the Consent Condition is satisfied.	As soon as reasonably practicable after the Meeting

Announcement of Final Results

Announcement by the Issuer of:

a)      whether the criteria for the Successful Outcome of the Capital Raising have been achieved; and

b)      confirmation as to whether the Exchange Offer Conditions and the Consent Condition have been satisfied or waived in respect of each Series, and if so, the final aggregate nominal amount of (i) Existing Notes of each Series accepted for exchange; and (ii) New Notes to be issued.

As soon as reasonably practicable after the end of the Capital Raising offer period

Publication of Final Terms of the New Notes

As soon as reasonably practicable after the Successful Outcome of the Capital Raising

Settlement Date

Expected settlement date of:

a)      the Exchange Offer, (which includes the delivery of New Notes or the Cash Amount, as applicable, in exchange for Existing Notes validly offered for exchange by a Noteholder and accepted by the Issuer for exchange);

b)      the Consent Solicitation (which includes the Mandatory Cancellation of the Existing Notes and delivery of the New Notes or the Cash Amount, as applicable, to Noteholders);

c)      the payment of any Rounding Amounts (if applicable); and

d)      the Capital Raising.

On or about 15 December 2017, or on any other date as further communicated

Long Stop Date

The date by which all Existing Notes that are the subject of an Exchange Instruction or Consent Instruction or other voting instructions, and have accordingly been blocked in the Clearing Systems, but have not been accepted for exchange pursuant to the Exchange Offer or been subject to Mandatory Cancellation, will be unblocked.

31 December 2017

Unless stated otherwise, all announcements in connection with the Exchange Offer and the Consent Solicitation will be made by the Issuer by delivery of a notice to the Clearing Systems for communication to Direct Participants and also published on the website of the Luxembourg Stock Exchange (www.bourse.lu). Such announcements may also be (i) found on the relevant Reuters Insider screen page and/or (ii) made by the issue of a press release to a Notifying News Service. Copies of all announcements, notices and press releases can also be obtained from the Exchange and Tabulation Agent, the contact details for which appear on the last page of the Information Memorandum. Significant delays may be experienced where notices are delivered to the Clearing Systems and Noteholders are urged to contact the Exchange and Tabulation Agent for the relevant announcements during the course of the Exchange Offer and the Consent Solicitation.

Noteholders are advised to check with any bank, securities broker or other intermediary through which they hold their Existing Notes when such intermediary would need to receive instructions from a Noteholder in order for such Noteholder to participate in, or (in the limited circumstances in which revocation is permitted) to validly revoke their instruction to participate in, the Exchange Offer, the Consent Solicitation and/or the Meetings by the deadlines specified above. The deadlines set by any such intermediary and each Clearing System for the submission and (where permitted) revocation of Exchange Instructions or Consent Instructions, as applicable, will be earlier than the relevant deadlines above.

Further Information

The Exchange Offer and Consent Solicitation are described in full in the Information Memorandum which is available from the Dealer Managers or the Exchange and Tabulation Agent. Credit Suisse Securities (Europe) Limited and Deutsche Bank, London Branch are the Dealer Managers. Requests for information in relation to the Exchange Offer and Consent Solicitation should be directed to:

THE DEALER MANAGERS

Credit Suisse Securities (Europe) Limited One Cabot Square London E14 4QJ United Kingdom	Deutsche Bank, London Branch Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom

Requests for copies of the Information Memorandum, for information in relation to the procedures for tendering Existing Notes in the Exchange Offer and Consent Solicitation and the submission of Tender Instructions should be directed to:

THE EXCHANGE AND TABULATION AGENT

Lucid Issuer Services Limited

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: +44 20 7704 0880

Attention: Paul Kamminga

Email: carige@lucid-is.com

DISCLAIMER

This announcement must be read in conjunction with the Information Memorandum. This announcement and the Information Memorandum contain important information which should be read carefully before any decision is made with respect to the Exchange Offer and Consent Solicitation. Each Noteholder is recommended to seek its own financial and legal advice, including in respect of any tax consequences, immediately from its stockbroker, bank manager, solicitor, accountant or other independent financial, tax or legal adviser. Any individual or company whose Existing Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if it wishes to tender such Existing Notes pursuant to the Offers. None of the Issuer, Credit Suisse Securities (Europe) Limited, Deutsche Bank, London Branch or Lucid Issuer Services Limited makes any recommendation whether Noteholders should tender Existing Notes pursuant to the Exchange Offer and Consent Solicitation.

OFFER AND DISTRIBUTION RESTRICTIONS

Neither this announcement nor the Information Memorandum constitutes an invitation to participate in the Exchange Offer or the Consent Solicitation in any jurisdiction in which, or to any person to whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this announcement and the Information Memorandum in certain jurisdictions may be restricted by law.

Persons into whose possession this announcement and/or the Information Memorandum come are required by each of the Issuer, the Dealer Managers, the Exchange and Tabulation Agent and the Fiscal Agents to inform themselves about, and to observe, any such restrictions.

United States

Any securities to be issued pursuant to the Exchange Offer and/or the Consent Solicitation have not been, and will not be registered under the Securities Act or under the securities laws of any jurisdiction of the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of the securities offered in connection with the Exchange Offer and/or the Consent Solicitation, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.

The Exchange Offer and the Consent Solicitation will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities issued pursuant to the Exchange Offer and/or the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the securities tendered into the Exchange Offer and/or the Consent Solicitation, as applicable.

In accordance with the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder with respect to the New Notes to be issued in connection with the Exchange Offer and/or the Consent Solicitation, the Issuer will submit to the SEC any informational document it distributes to Noteholders related to the Exchange Offer and/or the Consent Solicitation, as applicable.

The Exchange Offer and the Consent Solicitation are being made for the securities of a company incorporated under the laws of Italy and is subject to Italian disclosure requirements, which are different from those of the United States. The financial information incorporated by reference in the Information Memorandum attached hereto has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Exchange Offer and the Consent Solicitation will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of Italian legislation. Accordingly, the Exchange Offer and the Consent Solicitation will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

The receipt of New Notes pursuant to the Exchange Offer and/or the Consent Solicitation by a U.S. holder of Existing Notes may be a taxable transaction for U.S. federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each Noteholder is urged to consult an independent professional advisor immediately regarding the tax consequences of participation in the Exchange Offer and/or the Consent Solicitation, as applicable.

It may be difficult for U.S. holders of New Notes to enforce their rights and any claim arising out of the U.S. federal securities laws, since the Issuer is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of New Notes may not be able to sue a non-U.S. company or its offers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. holders of New Notes should be aware that the Issuer may purchase securities otherwise than under the Exchange Offer and/or the Consent Solicitation, such as in open market or privately negotiated purchases.

Italy

None of the Exchange Offer, the Consent Solicitation, the Information Memorandum or any other documents or materials relating to the Exchange Offer or the Consent Solicitation have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”).

The Exchange Offer is being carried out in Italy as an exempted offer pursuant to the combined provisions of article 101-bis, paragraph 3-bis of Legislative Decree No. 58/1998 and articles 34-ter, paragraph 1, letter e) and 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

In addition, Noteholders or Beneficial Owners of the Existing Notes that are located or resident in Italy can submit Exchange Instructions or Consent Instructions, as applicable, through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 58/1998, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) if they have confirmed that they (i) have not been offered or solicited and no promotional or marketing activity has been undertaken by any of the Issuer, the Dealer Managers, the Fiscal Agents or the Exchange and Tabulation Agent in any manner whatsoever in connection with the Exchange Offer or the Consent Solicitation; (ii) have received the documents or materials relating to the Exchange Offer and/or the Consent Solicitation upon their own request and initiative; and (iii) will not distribute or make available any of the documentation received in connection with the Exchange Offer or the Consent Solicitation.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Existing Notes, the Exchange Offer or the Consent Solicitation.

United Kingdom

This announcement and the Information Memorandum may only be communicated to persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply. Accordingly, this announcement and the Information Memorandum are only for circulation to persons inside the United Kingdom who fall within one of the following categories:

(i)	a person who is a Noteholder of any Existing Notes; or

(ii)

any other person also falling within Article 43(2) or within Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or falling within the definition of “investment professionals” (as defined in Article 19(5) of the Order).

This announcement and the Information Memorandum are only available in the United Kingdom to such persons, and the transactions contemplated herein will be available only to, and may be engaged in only with, such persons.

Belgium

Neither the Exchange Offer nor the Consent Solicitation may be made, and is not being made, in the Kingdom of Belgium (i) by way of an offer of securities to the public, as defined in Article 3 § 1 of the Belgian law of 16 June 2006 on the public offering of securities and the admission of securities to trading on a regulated market (Loi relative aux offres publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marchés réglementés / Wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt) (the “Prospectus Law”) nor (ii) by way of a public takeover bid, as defined in Article 3 § 1 of the Belgian Law of 1 April 2007 on public takeover bids (Loi relative aux offres publiques d’acquisition / Wet op de openbare overnamebiedingen) (the “Public Takeover Law”).

The Exchange Offer and the Consent Solicitation will be conducted in the Kingdom of Belgium under applicable private placement exemptions in accordance with the Prospectus Law and the Public Takeover Law and therefore none of the Exchange Offer, the Consent Solicitation nor the Information Memorandum have been notified to the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor Financiële Diensten en Markten) (“Belgian FSMA”) nor has the Information Memorandum or any other information circular, brochure or similar document relating to the Exchange Offer or the Consent Solicitation been, nor will it be, approved by the Belgian FSMA. Accordingly none of the Exchange Offer and the Consent Solicitation is being made, directly or indirectly, to, or for the account of, any person (individual or legal entity) other than “qualified investors” within the meaning of Article 10 of the Prospectus Law.

France

None of the Exchange Offer or the Consent Solicitation is being made, directly or indirectly, to the public in the Republic of France (“France”). Neither this announcement nor the Information Memorandum nor any other documents or materials relating to the Exchange Offer or the Consent Solicitation have been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, in each case acting on their own account and all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code Monétaire et Financier, are eligible to participate in the Exchange Offer and the Consent Solicitation. The Information Memorandum and any other document or material relating to the Exchange Offer or the Consent Solicitation has not been and will not be submitted for clearance to nor approved by the Autorité des marchés financiers.

General

Nothing in this announcement or the Information Memorandum constitutes or contemplates an offer of, an offer to purchase or the solicitation of an offer to sell, any security in any jurisdiction and participation in the Exchange Offer or the Consent Solicitation by a Noteholder in any circumstances in which such participation is unlawful will not be accepted.

Each Noteholder participating in the Exchange Offer and/or the Consent Solicitation will be required to represent to various matters including that it is not restricted from participation by the Offer and Distribution Restrictions and not a Sanctions Restricted Person as set out in “Procedures for Participating in the Exchange Offer and the Consent Solicitation”. Any Exchange Instruction or Consent Instruction, as applicable, from a Noteholder that is unable to make these representations will not be accepted. However, for the avoidance of doubt, all Noteholders of the Existing Notes will be able to participate at the Meeting relating to the Series of Existing Notes held by them even if such Noteholders are not eligible to participate in the Exchange Offer or the Consent Solicitation. In addition, such Noteholders may be able to submit a Restricted Noteholder Instruction as further described in the Notice of Meetings.

Each of the Issuer, the Dealer Managers, the Fiscal Agents and the Exchange and Tabulation Agent reserves the right, in its absolute discretion, to investigate, in relation to any submission of Exchange Instructions or Consent Instructions, as applicable, whether any such representation given by a Noteholder is correct and, if such investigation is undertaken and as a result the Issuer determines (for any reason) that such representation is not correct, such Exchange Instruction or Consent Instruction, as applicable, will be rejected.